EXHIBIT 10.1

MRC 1 EXPLORACIONES PROPERTIES
COLOMBIA
ECUADOR
PIURA
CAJAMARCA
TRUJILLO
BRASIL
ANCASH
HUARAZ
LUPA
OCEANO PACIFICO
LIMA
HUANCAYO
JULIACA
BOLIVIA
AREQUIPA
LEYENDA
PROSPECTOS
Interoceanica
Carreteras
Ciudades Importantes
100 0 100 200 Kilometers

DEPOSIT MODEL

LLIPA PROYECT
Ancash Department- Peru
MRC1 Exploraciones E.I.R.L.

Geologic Atmosphere. - The existing mineral formation in Llipa prospectus supposes a supergene atmosphere. Hidrothermal activity gave origin to primary in depth deposits generating surface processes like: leaching, oxidation and re deposit that generate a mineralogical oxide association: hematite, malachite favored by geological agents.

Type of deposit. -. This type of deposit belongs to polymetallic vein system of Cu, Pb, Zn and Au-Ag like in by-product. The deposit belongs to polymetallic mineral structures.

Favorable inserted rocks. - The polymetallic veins are associated to volcanic rocks of the Calipuy Group.

Mineralization control. - The structures are controlled by faults, fractures and jointments systems, product of the Andean tectonic activity.

Mineralogy.- The present minerals are: galena, sphalerite, chalcopyrite, bornita and pyrite; and malachite and limonite in the oxidized zone.

Predominant alteration. - Silicification appears towards rocks boxes structures (veins), also argilization towards andesítics rocks.

Laws. - On the geologic sampling appears: mine entrance (5,30 % Cu, 1,098 g Au/TM),  breccias veins with galena and sphfalerite (17,96% Pb and 5,70% Zn); left and collapsed mine entrance (14,08 % Cu, and 2,06 g Au/TM). Values of up to 9 Oz Ag/TM exists.

PHOTO. - Sulphide structure found; it has reported 17,96% Pb and 5,70% of Zn (sample LL - 03).

EXECUTIVE SUMMARY

LLIPA PROJECT
Department Ancash - PERU
MRC1 Exploraciones E.I.R.L.

MRC1 Exploraciones E.I.R.L. visited the Llipa Project on April 2004. The zone has been little explored according to reports of the area settlers, for that reason the corresponding work of inspection of field and complementary sampling was made. Geology exposes volcanic rocks of the Calipuy Group composed by andesitics lava, tuffs; breaches structures. The mineralization belongs to a polymetallic mesothermal deposit: bornite, chalcopyrite, galena (Cu, Pb) like main minerals and Au-Ag like by-product.

Location. - Llipa prospectus is located in the center of Peru, in Llipa district, Ocros province, Ancash department; 380 km of Lima city. It is constituted by two mining concessions: The Prospera mine of 133,86 has of surface and La Prospera XXI of 1000 has, effective to the date according to the General Law of Mining before the National Institute of Mining Concessions of Peru. The area is located in the Carta Nacional de Tantará (21-i) on scale 1:100000, datum PSAD56, zone 18.

Geology. - The geology of the area where the mining workings of Llipa mine are located is formed by volcanic rocks of the Calipuy Group (andesíticas lava).

Alteration. - The alteration related to this type of structure appears limited in the structure, declaring argilization (breaches) and silicification (to both sides of the main structures).

Mineralización. - Sample LL-01 has laws of 5,30 % Cu, 1,098 g Au/TM. Sample LL - 03 is a breccias vein with galena and sphalerita with high law of 17,96% Pb and 5,70% Zn; most of the samples have been taken on mineralized structures in the Llipa mine sector. Sample LL-04 was taken from a left and collapsed mine entrance, that the Millotingo company made with a the purpose of looking for new reserves, where obtains laws of 14,08 % Cu, and 2,06 g Au/TM. The Ag values, in some samples of up to 9 ounces (Sample LL-01 and LL-03 respectively).

Conclusions. –

1.
The type of mineralization found in the area of the Llipa mine and surroundings are bodies and systems of vein forms structures associated to intense fracture zones and fort jointments, where it is deduced that the mineralization belongs to a secondary enrichment.

REPORT
PRELIMINARY GEOLOGIC RECOGNITION OF
LLIPA PROJECT
- LLIPA MINE –
ANCASH -PERU

INDEX

s	ANTECEDENTS

s	LOCATION AND ACCESS

s	MINING PROPERTIES

s	RESOURCES

o	WATER
o	ELECTRIFICATION
o	MANUAL LABOR
o	COMBUSTIBLE (FUEL)
o	MERCHANDISES

s	GENERAL GEOLOGY

s	MINING ACTIVITY

s	ALTERATION

s	MINERALIZATION

s	POSSIBILITIES

s	CONCLUSIONS AND RECOMMENDATIONS

s	MAPS

s	ANTECEDENTS

By order of Mr. Moisés Rosales Castillo, the subscribed one, made the evaluation and inspection of Llipa mine zone, an old mine left more than 20 years ago besides to the exploration of the surroundings when demonstrating according to previous reports vein structures with important laws of: Zn, Pb, Cu; as well as a structural relation associated of district character with the mineralization.

The zone has been little explored according to the settlers of the area reports, besides of being the zone covered by quaternary cover, reviewing mainly the outcrops in hills crests and the old workings in the area. By such reason, the subscribed one compiled the information necessary and made the corresponding work of field inspection and complementary area sampling on the recommended zones, in a term of 14 days, between 03 to 16 of April of 2004.

The visit to the Llipa Mine consisted of three stages, tailing sampling, location of camping points with mine entrances and geologic exploration locations.

s	LOCATION AND ACCESS

Llipa mine, is located in the jurisdiction of the Llipa district, in the Ocros province, Ancash department, approx. to 380 km of Lima city, to the Northeast of Pativilca. It is located within following coordinates UTM.

E 254,000 E 257,000	N 8’853,000 N 8’855,000

The average height varies between 3.600 to 4.200 m.a.s.l. They are accessible from Lima city according to the following Itinerary.

ACCESSIBILITY PICTURE

WAY	KM	WAY´S STATE
Lima – Cruce de Huaraz	207	Asphalt in good condition
Cruce de Huaraz – Conococha	120	Asphalt in good condition
Conococha – Ticllos	24	Asphalt in regular-good condition
Ticllos – Corpanqui	10	Asphalt in regular-good condition
Corpanqui – Cajamarquilla	19	Asphalt in regular-good condition
Cajamarquilla – Mina Llipa	9	Asphalt in regular-good condition
TOTAL	379

Another Alternate Route

WAY	KM	WAY´S STATE
Lima – Cruce de Huaraz	207	Asphalt in good condition
Cruce de Huaraz – Conococha	120	Asphalt in good condition
Conococha – Cruce de Ocros	45	Asphalt in good condition
Cruce de Ocros – Mina Llipa	23	Asphalt in good condition
TOTAL	395

According to the Carta Nacional del IGN, the area is located in Chiquián eaf (21-f) on scale 1/100,000.

s	MINING PROPERTIES

MINIGN RIGHT	TITULAR	HECTARE	DEPARTMENT
La Mina Prospera	Elmer Moisés Rosales Castillo	133.86	Ancash
La Prospera XXI	Elmer Moisés Rosales Castillo	1000.0	Ancash
TOTAL		1133.86

s	RESOURCES

❖	Water:

For metallurgical mining operations and human consumption we could take advantage of the attraction that  Millotingo Company had, that is, to canalize waters of the Quebrada Orcorán and by pipe it would take to the campings together to  the metallurgical plant, to a distance of 800 meters. This water would be recommendable since the main source is a puquial called Cachir, in Llipa heights.

❖	Electrification:

For the mining hydroelectric operations we could take advantage of Quebrda Shinbacocha waters and put an electrification generator and do a small hydroelectric power station. Considering that the Llipa district has a generator that is used in small proportion, another alternative could be to use this plant, but increasing the capacity of the generators.

❖	Manual labor:

Semi qualified could be recruited on a first stage of the district of LLipa district, Rajan and Cajamarquilla. On the other hand the qualified manual labor could be recruited of Huaraz or otherwise in Lima city.

❖	Fuel:

Petroleum, gasoline and others can be obtained in Ocros, Huaraz provinces and of Lima city.

❖	Merchandises:

Merchandises and other products can be obtained in Lima city.

s	GENERAL GEOLOGY

Corresponds mainly to volcanic rocks of Grupo Calipuy of the cenozoic age. Andesitic lava was identified that predominate in the zone and arise in hills in cliffs form. The breaches mineralized with oxides of Cu and Fe are those that are pronounced in this zone. The breaches in some cases appear argilized and with oxides like: limonites and jarosite. Also tourmaline (Shorlo) crystallized has been recognized.

The mineralogy alloy includes: bornite, chalcopyrite, chrisocola, tourmaline, limonites, jarosite and crystallized quartz. The mineralization of Llipa mine has appeared mainly in mineral bodies  (main body of operated minerals), that are controlled by intense cracks and faults. Ther are also veins containing galena of high law of Pb (Sample LL-03) in the environs.

s	MINING ACTIVITY

Millotingo company worked on the zone, its operation were underground with a mineralized body of 120 x 45 x 70 ms, until 1986 were operated. Cause of social reasons, this mine was paralyzed.

Looking for reserves, Millotingo company made geologic exploration works, cutting granitic rocks obtaining oxides of Cu like crisocola and malachite, the mineralization is of secondary enrichment being considered that in depth they are the primary Cu sulfides having as bases the mineralization of Cu oxides. Sample (LL-04).

s	ALTERATION

The alteration related to this type of structure that appears limited, few centimeters from the structure, declaring presence of argilization in the breaches and low silicification in tuffs, to both sides of the main structures, the receiving rocks or boxes are andesites of the Calipuy volcanics.

Most of the reviewed outcrops are fresh rock and some Intemperizada, since in this type of deposits always the alteration is restricted

s	MINERALIZATION

The geochemistry analyses of the exploration samples indicate the following:

The shown table above indicates the obtained values of the analyses of type ICP in laboratories SGS of Peru. A direct relation of the values of Cu, Pb, Zn, and Au exists, since its relation in this type of deposits is common.

▪
Sample LL - 01 is a sample that was taken in the surface of the mine entrance near level 1070, this was prepared by the Millotingo Company with the purpose of making an Open pit, where it is possible to be observed the predominance of malachite , crisocola and Cu sulfides like bornita and chalcopyrite. Giving a law of 5,30 % Cu, 1,098 g Au/TM like by-product.

▪
Sample LL - 03 is a breached vein galena and sphalerite with high law of 17,96% Pb and 5,70% Zn; most of the samples have been taken on mineralized structures in the sector of Llipa mine. This vein has an azimuth of N 145 ° and a dip of 34°.

▪
Sample LL-04 was taken from a left and collapsed mine entrance, that the Millotingo company made with a the purpose of looking for new reserves, where laws of 14,08 % Cu, and 2,06 g Au/TM are obtained.

▪	The values of Ag, are in some samples of up to 9 ounces (Sample LL-01 and LL-03 respectively).

▪	By all this favorable laws in the first sampling of recognition on the structures of the sampling of exploration of the Llipa mine were obtained.

s	POSSIBILITIES

Considering the geologic characteristics of Llipa prospect, these present possibilities solely limited the structures. This type of deposit is of a mesothermal polymetallic body system with contents of Cu, Zn, Pb like main minerals and Au-Ag like by-product; the obtained laws are a good indicative to plan a systematic sampling with the purpose of knowing the true magnitude of the deposit, the main structure continuity, secondary structures, laws and on its basis make reserves estimation.

CONCLUSIONS AND RECOMMENDATIONS

1.
The mineralization type found in the area of Llipa mine and surrounding areas are bodies and systems like veins structures associated to intense zones of breakings and strong jointments, where it is deduced that the mineralization belongs to a secondary enrichment, in the surface the zone of oxides of Cu and Fe can be observed.

2.
The topographic levels of the Llipa mine are between the 3.600 to 4.200 m.a.s.l. it is recommended to continue exploring by the surrounding areas since the obtained samples indicate us mineralization of Cu, Pb, Zn and Au-Ag like by-product.

3.
It is known by references of the settlers that Millotingo company did not manage to operate all the mineralization since the mine was paralyzed by social problems. It is recommended to obtain more information  of the same company, to be able to continue with the respective works.

4.	It is recommended to make a geologic map of all the structures such as: systems of faults and diaclasas, with the purpose of knowing the structural and mineralogy control the zone.

5.
It is recommended to make a systematic sampling inside the old workings as well as new geologic map with the objective to consider better the economic potential of the bodies and mineralized structures.

6.	To make a complementary exploratory sampling in the area of the main outcrops with mineralization to project the dimensions of the mineralized structures and to follow them within the property.

7.	For the geologic map it is recommended to make it on scale 1: 500, as much in inner mine as in surface.

8.
The final laws obtained by laboratory SGS of Peru, justify to make greater works in the Llipa area, with the objective to find new structures and the possibility of finding bodies mineralized in depth.